                                                                      EXHIBIT 11
                                  IRIDIUM LLC
                 (A DEVELOPMENT STAGE LIMITED LIABILITY COMPANY)

                    COMPUTATION OF LOSS PER CLASS 1 INTEREST
                   (IN THOUSANDS EXCEPT MEMBER INTEREST DATA)

                                                             YEARS ENDED DECEMBER 31,             SIX MONTHS ENDED JUNE 30,
                                                 --------------------------------------------   ----------------------------
                                                     1994             1995           1996           1996              1997
                                                 -----------      -----------    ------------   -----------      -----------
NET LOSS APPLICABLE TO CLASS 1 INTERESTS:

Net loss                                         $    14,834      $    23,645    $     73,598   $    17,503      $    83,854

Preferred dividend requirement                          --              --              3,652           839            3,607
                                                 -----------      -----------    ------------   -----------      -----------

Net loss applicable to Class 1 Interests         $    14,834      $    23,645    $     77,250   $    18,342          $87,461
                                                 ===========      ===========    ============   ===========      ===========

AVERAGE NUMBER OF CLASS 1 INTERESTS:

Average number of Class 1 Interests
     outstanding                                     520,537        1,175,505       1,601,541   118,729,176      123,625,227

Fully diluted adjustments (2):

    Subscribed but unissued Class 1 Interests        609,787          412,273           5,779     1,536,024          770,716

    Assumed exercise of options and warrants           6,979           12,258          65,839     2,843,367       10,425,446

    Assumed conversion of Series A Class 2
      Interest                                           --           --               10,693       226,359          869,544
                                                 -----------      -----------    ------------   -----------      -----------

Average number of Class 1 Interests assumed to
     be outstanding, assuming full dilution        1,137,303        1,600,036       1,683,852   123,334,926      135,690,933
                                                 ===========      ===========    ============   ===========      ===========

NET LOSS PER CLASS 1 INTEREST:

Primary (1)                                      $     28.50      $     20.11    $      48.23   $      0.15      $      0.71

Fully diluted (2)                                $     13.04      $     14.78    $      45.88   $      0.14      $      0.62

(1) The assumed exercise of options and warrants in periods of net loss are anti-dilutive and are not included in the computation and presentation of primary loss per Class 1 Interest.

(2) The assumed exercise of options, warrants, and conversion of Series A Class 2 Interests are anti-dilutive but are included in the calculation of fully diluted loss per Class 1 Interest in accordance with Regulation S-K, Item 601 (a) (11).